Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Biodelivery sciences international, inc.

FIRST: The name of the corporation is BioDelivery Sciences International, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware and New Castle County shall be 1313 N. Market Street, Suite 5100, Wilmington, Delaware 19801. The registered agent at such address shall be PHS Corporate Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred (100) shares, all of which are designated Common Stock, with a par value of $0.001 per share.

FIFTH: The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The board of directors of the Corporation is expressly authorized and empowered from time to time in its discretion to make, alter, amend or repeal the Bylaws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

EIGTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

NINTH: To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation eliminates the personal liability of each member of its board of directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH: To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation shall indemnify and, upon request, shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. No amendment or repeal of this Article TENTH shall apply to or adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission of such director occurring prior to such amendment or repeal.